Exhibit 99.1

USLG Announces Revenue and Earnings Date for Third Quarter

Record Sales Since Company Transformation; On Track for Strong End to 2022

Euclid, Ohio, October 4, 2022 – US Lighting Group, Inc. (OTC:USLG) today announced that it recorded revenue of approximately $0.5 million for its fiscal third quarter ended September 30, 2022, a record amount since changing to a provider of high-quality, innovative composite applications in 2021. The Company’s top line performance was driven by Cortes Campers, which shipped its highest level of units during the period and anticipates further growth in the months to come. Full results for the third quarter are anticipated to be released on or about October 25.

“As promised, we have continued to ramp up production and accelerate top line growth as the year has progressed – with third quarter revenue coming in at record levels,” said Anthony Corpora, Chief Executive Officer of USLG. “This puts us on pace to have a great fourth quarter and positions us for even better results in 2023, as we strive to meet demand and focus the Company on bottom line profitability. Given this favorable outlook, we will also begin hosting earnings calls this quarter, which we anticipate taking place on or around October 25.”

About USLG

US Lighting Group (OTC:USLG) has three subsidiaries which design and market various products: Cortes Campers, LLC, for molded fiberglass travel trailers and campers; Fusion X Marine, LLC, for high-performance boats; Futuro Houses, LLC, for fiberglass houses; and one subsidiary, Mig Marine Corp., which manufacturers composite products. The Company and its subsidiaries have manufacturing and R&D facilities in Cleveland, Ohio. For additional information: https://uslightinggroup.com/

Forward-Looking Statements

Certain statements in this news release, including, but not limited to, reference to orders, sales goals, design effects, growth of the production and industries, may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. Statements included in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements are typically, but not always, identified by the words: believe, expect, anticipate, intend, estimate, and similar expressions or which by their nature refer to future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from those indicated by these statements.

Investor Relations Contact:

Chris Witty

646-438-9385

cwitty@darrowir.com